  Exhibit 6.52

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”) is made this 1st day of September, 2017 (the “Effective Date”) by and between LEVEL BRANDS, INC., a North Carolina corporation (the “Company”) with its principal place of business located at 4521 Sharon Road, Suite 470, Charlotte, NC 28211 and JON CARRASCO, an individual (the “Advisor”), with his principal offices located in care of P.O. Box 1410, Rancho Mirage, CA 92270.

R E C I T A L S

WHEREAS, the Company is a branding and marketing company.

WHEREAS, the Advisor is President of kathy ireland® Worldwide ("kiWW").

WHEREAS, affiliates of kiWW are owners of two of the Company's subsidiaries, I'M1, LLC, a California limited liability company ("I’M1"), and Encore Endeavor 1, LLC, a California limited liability ("EE1).

WHEREAS, the Company desires to retain the Advisor to provide certain advisory services as hereinafter set forth.

WHEREAS, the Advisor desires to provide certain advisory and consulting services to the Company in accordance with the terms and conditions contained hereinafter.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Advisory Services. During the Term of this Agreement, the Advisor is hereby retained by the Company on a non-exclusive basis to provide advisory and consulting services to the Company and in connection therewith, to serve as Global Creative Director of I’M 1 and EE1 (the “Services”). As the Global Creative Director he will have responsibility to develop and facilitate creative strategies for each of I'M1 and EE1, under the direction of the Chief Executive Officer of the Company. The Advisor shall provide such Services as reasonably requested by the Company during the Term of this Agreement; provided, however, that the Advisor shall not be required to devote any minimum number of hours per week to the provision of the Services hereunder. Unless otherwise agreed to by the Advisor, all Services hereunder shall be performed by the Advisor, in his sole discretion, at his principal place of business. The Advisor represents and warrants to the Company that the provision of the Services contemplated hereunder will not conflict with any agreement or understanding to which he is a party and that kiWW has consented to the engagement of the Advisor by the Company as herein contemplated.

2. Term; Termination. The Term of this Agreement shall commence on the Effective Date as set forth above and end on February 28, 2019, (the “Expiration Date”). Either party may terminate this Agreement upon 30 days written notice to the other party.

3. Compensation; Independent Contractor.

(a) For all services rendered by the Advisor in any capacity required hereunder during the Term, including, without limitation, services as Global Creative Director of I'M1 and EE1, the Advisor shall be entitled to receive $1.00 per month payable in accordance with the customary accounts payable practices of the Company (the "Compensation").

(b) The Advisor acknowledges and agrees that he shall be an independent contractor and the Advisor shall not be considered an “employee” of the Company, I'M1 and/or EE1 for any purpose. The Advisor shall be solely responsible for the payment of all foreign, federal, state and local sales taxes, use taxes, value added tax, withholding taxes, income tax, unemployment and workers’ compensation insurance premiums, and similar taxes and charges of any kind with respect to his compensation and the Services provided under this Agreement.

4. Expenses. The Advisor shall be reimbursed for all out of pocket costs and expenses incurred by him in the performance of the Services hereunder subject to preapproval by the Company.

5. Return of Documents. On termination of this Agreement or at any time upon the request of Company in writing, Advisor shall return to Company all documents, including all copies thereof, and all other property relating to the business of Company and/or its subsidiaries, including without limitation, the Confidential Information (as hereinafter defined), in its possession or control.

6. Amendment or Assignment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge or change is sought. This Agreement is not assignable by the Advisor without the prior written consent of the Company, which such consent may not be forthcoming; provided, that for the avoidance of doubt, assignment by Advisor of one or more advisory services to its employees or affiliates shall not constitute a violation of this Agreement.

7. Confidentiality.

(a) In connection with the performance of the Services contemplated by this Agreement, the Advisor and his affiliates may gain access to Confidential Information (as hereinafter defined) of the Company. Confidential Information includes information communicated orally, in writing, by electronic or magnetic media, by visual observation, or by other means, and may be marked confidential or proprietary, or bear a marking of like import, or which the Company states to be confidential or proprietary, or which would logically be considered confidential or proprietary under circumstances of its disclosure known to Advisor. No rights or licenses to trademarks, inventions, copyrights, patents or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Confidential Information to Advisor.

(b) The Advisor acknowledges and understands that: (i) Confidential Information provides the Company with a competitive advantage (or that could be used to the disadvantage of the Company by a competitor); (ii) the Company has a continuing interest in maintaining the confidentiality of Confidential Information; and (iii) the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of Confidential Information.

(c) For purposes hereof, “Confidential Information” includes, but is not limited to, information pertaining to business plans, joint venture agreements, licensing agreements, financial information, contracts, customers, products, trade secrets, specifications, designs, plans, drawings, software, data, prototypes, processes, methods, research, development or other information relating to the business activities and operations of the Company.

(d) The Advisor agrees, and shall use reasonable efforts, to cause his controlled affiliates to agree, to keep Confidential Information confidential and, except as authorized by the Company, Advisor shall not, directly or indirectly, use Confidential Information for any reason except in a manner Advisor believes reasonable or appropriate to perform the Services under this Agreement. The Advisor acknowledges that such Confidential Information could be deemed to be material non-public information that is not generally available to the public. The Advisor further acknowledges his understanding that federal securities laws strictly prohibit any individual or entity who obtains inside information, and has a duty not to disclose it such as the Advisor, from using the information in connection with the purchase or sale of securities, and Company shall advise Advisor whether information disclosed to him constitutes material, nonpublic information.

(e) The restrictions in subsection (d) of this Section shall not apply to any Confidential Information that: (i) is or becomes available to the public through no breach of this Agreement by Advisor; (ii) was previously known by Advisor or his affiliates; (iii) is received from a third party free to disclose such information without restriction; (iv) is independently developed by Advisor or his affiliates without the use of the Confidential Information; (v) is approved for release by written authorization of the Company or its affiliates; (vi) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (vii) is disclosed in response to an order or request of a governmental agency, provided that Advisor notifies the Company of the order or request ten (10) days prior to disclosure and permits the Company to seek an appropriate protective order.

8. Indemnity; Insurance.

(a) Indemnity: The Company shall indemnify, defend, and hold Advisor and his affiliates harmless, at Company’s own expense, from and against any and all losses, liability, obligations, damages, third-party claims, demands, causes of action, costs and expenses of whatever form or nature (each a “Claim” and collectively, “Claims”), including reasonable outside attorney’s fees and other costs of legal defense, arising out of or related to: (i) the Advisor’s rendering of Services under this Agreement; (ii) an actual or alleged breach of any of the representations, warranties or covenants of this Agreement by the Company; (iii) Company’s negligence, willful misconduct, or willful misrepresentation; or (iv) any other act or omission by or attributable to Company in connection with this Agreement except to extent such indemnity is prohibited by law. Company shall give prompt written notice to the Advisor of any proposed settlement of any Claim. Company may not, without the Advisor’s prior written consent, which the Advisor shall not unreasonably withhold, condition or delay, settle or compromise any claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent: (X) includes an unconditional release of the Advisor from all liability arising out of such claim; (Y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Advisor; and (Z) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Advisor. Provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of gross negligence, willful misconduct or fraud of the Advisor, or a material breach of the Advisor’s representations and warranties hereunder.

(b) Exculpation: Notwithstanding anything to the contrary herein, the Advisor shall, to the greatest extent permitted by law at the time this clause is construed, be exculpated from any liability whatsoever for any alleged abuse of discretion, tort, breach of fiduciary duty and/or breach of trust caused by any act or omission in connection with this Agreement. As a consequence, the Advisor shall under no circumstances ever be held personally liable to any other person, firm or corporation for any damages directly or indirectly arising out of any act or omission committed in connection with this Agreement. This exculpation shall not, however, protect the Advisor from any liability for a breach of trust committed intentionally or in bad faith. Even if this Section 9(b) shall not protect the Advisor due to the foregoing sentence, in no event shall the Advisor ever be liable for any punitive or exemplary damages for any act or omission committed in connection with this Agreement hereunder regardless of whether such act or omission constituted an act committed intentionally or in bad faith.

(c) Insurance: The Company has procured, and shall continue to maintain, policies of director and officer insurance that provides to the same coverage to Advisor as is provided to any officer and director of the Company.

9. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

10. Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third (3rd) calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses hereinabove first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

11. Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

12. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

13. Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Governing Law. This Agreement shall become valid when executed and accepted by Company. This Agreement shall be construed in accordance with the laws of the State of California, without an application of the principles of conflicts of laws. Anything in this Agreement to the contrary notwithstanding, the Advisor shall conduct the Advisor's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Advisor is located.

15. Enforcement. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Los Angeles County in the State of California. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Los Angeles County, California, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Los Angeles County, California has been brought in an inconvenient form.

16. Binding Nature, No Third Party Beneficiary. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

17. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY LEVEL BRANDS, INC. By: /s/ Mark S. Elliott Mark S. Elliott, Chief Financial Officer /s/ Jon Carrasco Jon Carrasco